UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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INOVIO PHARMACEUTICALS, INC.

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INOVIO PHARMACEUTICALS, INC.

1787 Sentry Parkway West, Building 18, Suite 400

Blue Bell, Pennsylvania 19422

To the Stockholders of Inovio Pharmaceuticals, Inc.:

Notice is hereby given that Inovio Pharmaceuticals, Inc. will be holding its Annual Meeting of Stockholders on May 17, 2013, at 9:00 a.m., local time, at the company’s principal executive offices located at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422.

You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope (for mailing in the United States only) to assure that your shares will be represented at our Annual Meeting. Your shares cannot be voted unless you date, sign and return the enclosed proxy, attend the Annual Meeting in person or vote your shares using the automated Internet or phone system. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. For more information on voting and submitting your proxy by phone or via the Internet, see “Voting of Proxies” on page 2 of the accompanying Proxy Statement. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

A copy of our 2012 Annual Report is also enclosed.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Very truly yours,

J. Joseph Kim, Ph.D.

Chief Executive Officer

INOVIO PHARMACEUTICALS, INC.

1787 Sentry Parkway West, Building 18, Suite 400

Blue Bell, Pennsylvania 19422

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2013

To the Stockholders of Inovio Pharmaceuticals, Inc.:

You are invited to attend our 2013 Annual Meeting of the Stockholders, which will be held on May 17, 2013, at 9:00 a.m., local time, at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422, for the following purposes:

1. To elect six directors to hold office until our 2013 Annual Meeting of Stockholders and until their successors are elected and duly qualified. Our Board has nominated and recommends for election the following persons:

Avtar Dhillon, M.D.

J. Joseph Kim, Ph.D.

Simon X. Benito

Angel Cabrera, Ph.D.

Morton Collins, Ph.D.

Adel A. F. Mahmoud, M.D., Ph.D.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

3. To approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 300,000,000 to 600,000,000.

4. To transact such other business as may properly come before the meeting.

Our Board recommends a vote “for” each of the nominees and “for” proposals 2 and 3.

Holders of record of our common stock and holders of record of our Series C Cumulative Convertible Preferred Stock at the close of business on March 25, 2013, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders of record on March 25, 2013 will be available at our principal executive offices, during ordinary business hours, for examination by any Stockholder for any purpose relating to the meeting.

By order of the Board of Directors,

J. Joseph Kim, Ph.D.

Chief Executive Officer

Dated: April 5, 2013

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

INOVIO PHARMACEUTICALS, INC.

1787 Sentry Parkway West, Building 18, Suite 400

Blue Bell, Pennsylvania 19422

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Our Board is soliciting proxies for use at the Annual Meeting of Stockholders to be held at our principal executive offices, 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422 on May 17, 2013 at 9:00 a.m. local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement is dated March 18, 2013. We are mailing this Proxy Statement to our stockholders on or about April 5, 2013. Unless the context requires otherwise, references to “we,” “us,” “our,” “Inovio,” and “Company” refer to Inovio Pharmaceuticals, Inc.

General Information

Voting Securities. Only stockholders of record as of the close of business on March 25, 2013 will be entitled to vote at the meeting and any adjournment thereof. As of March 18, 2013, we had the following outstanding:

•	179,921,237 shares of common stock; and

•	26 shares of Series C Cumulative Convertible Preferred Stock, which are convertible into an aggregate of 38,233 shares of common stock.

You may vote in person or by proxy. On the proposals presented in this Proxy Statement, each holder of shares of our:

•	common stock is entitled to one vote for each share of stock held; and

•	Series C Preferred Stock is entitled to 1,470 votes for each share of Series C Preferred Stock held.

Holders of our common stock and Series C Preferred Stock vote together as a single class in connection with each of Proposal Nos. 1, 2 and 3. Our bylaws provide that one-third of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Thus, a quorum for this year’s Annual Meeting consists of 59,986,490 shares.

The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of each of the nominees for director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. Broker non-votes occur when a broker holding a customer’s securities in street name does not vote on a particular proposal because the broker has not received voting instructions from the customer on certain matters for which the broker is required to have instructions in order to vote.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting is necessary for the approval of the other proposals set forth in this Proxy Statement, other than proposal 3, as explained under each proposal. The vote requirement for Proposal 3 is explained under that proposal. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum and could prevent the approval of a proposal because they do not count as affirmative votes.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition, we will solicit stockholders by mail, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have shares of our stock in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. If your shares are registered in your own name, you may vote by signing and mailing a completed proxy card or by voting via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the Board nominees (Proposal No. 1); FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013 (Proposal No. 2); FOR approval of the amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 300,000,000 to 600,000,000 (Proposal No. 3); and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date or by sending written notice of revocation of your proxy to our Secretary at our principal executive offices for receipt before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person. Attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered; you must also vote in person at the meeting to do so.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from the holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

Delivery of Proxy Materials to Households. “Householding” is a program, approved by the Securities and Exchange Commission, or the SEC, which allows companies and intermediaries such as banks or brokers to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2013

Copies of this Proxy Statement and our 2012 Annual Report to Stockholders are also available online at www.inovio.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of six members. There are six nominees for director this year: Avtar Dhillon, M.D., J. Joseph Kim, Ph.D., Simon X. Benito, Angel Cabrera, Ph.D., Morton Collins, Ph.D. and Adel A. F. Mahmoud, M.D., Ph.D. Each of the nominees is currently one of our directors.

If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2014 and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the proxy holders may designate.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees.

Nominees for Election to Our Board

Name	Age	Present Position with the Company
Avtar Dhillon, M.D.	52	Chairman of the Board of Directors
J. Joseph Kim, Ph.D.	44	President, Chief Executive Officer and Director
Simon X. Benito	68	Director
Angel Cabrera, Ph.D	45	Director
Morton Collins, Ph.D.	77	Director
Adel A. F. Mahmoud, M.D., Ph.D.	71	Director

Avtar Dhillon, M.D. joined us as our President and Chief Executive Officer, and as a director, in October 2001, served as our Chairman and President from June 1, 2009 to October 6, 2009, and served as Executive Chairman until August 1, 2011. Effective August 1, 2011, Dr. Dhillon became our Non-Executive Chairman, transitioning from Executive Chairman. Dr. Dhillon brings to our Board his prior experience in senior management positions with us and with our products and assets, extensive public company governance and capital markets experience and significant industry expertise and contacts. Prior to joining us, Dr. Dhillon was engaged by MDS Capital Corp. (now Lumira Capital Corp.), one of North America’s leading healthcare venture capital organizations, as a consultant in July 1998, and subsequently became Investment Manager in August 1999 and Vice President in 2000. In July 1989, Dr. Dhillon started a medical clinic and subsequently practiced family medicine for over 12 years. From March 1997 to July 1998, Dr. Dhillon served as consultant to Cardiome Pharmaceuticals, a biotechnology company listed on the NASDAQ Capital Markets. Dr. Dhillon has a Bachelor of Science, honors degree in physiology and M.D. degree from the University of British Columbia. Dr. Dhillon is also the Chairman of Stevia First Corporation, a publicly traded early stage agri-bio business. Dr. Dhillon has also served since March 2011 as the Non-Executive Chairman of OncoSec Medical, Inc.

J. Joseph Kim, Ph.D. joined us as our Chief Executive Officer and a director on June 1, 2009 and also became our President on October 6, 2009. Dr. Kim is a principal architect of our SynCon® vaccine technology platform and his leadership is central to our business of discovering, developing, and delivering DNA vaccines. He was co-founder of VGX Pharmaceuticals, Inc., or VGX, and its former President, Chief Executive Officer and a director from 2000 to June 2009. Prior to joining VGX, Dr. Kim led efforts in manufacturing and process development of several FDA-approved products and developmental therapeutics at Merck. These products include FDA-approved vaccines for Hepatitis as well as developmental vaccines and therapeutics for HIV/AIDS. Dr. Kim has published over 100 peer-reviewed scientific papers and book chapters, holds numerous patents and sits on several editorial boards and review panels. In 2002, Dr. Kim was named as one of the world’s top 100 young innovators by Technology Review magazine and as one of the “40 under 40” by the Philadelphia Business Journal, which highlights the most dynamic professionals who are under 40 years of age in the region. Dr. Kim was also selected on the list of the “50 Most Influential Men” in the October 2003 and in the October 2006

“Power Issue” of Details Magazine. In 2004, Dr. Kim and VGX were selected as one of 30 Technology Pioneers by the World Economic Forum. Furthermore, Dr. Kim was featured in the “Who’s Next 2005” issue of Newsweek International, which included a group of 10 leaders, scientists, and executives at the forefront of change and impact in the world. Most recently in 2006, Dr. Kim has been named a Young Global Leader by the Forum of Young Global Leaders, an affiliate of the World Economic Forum. Dr. Kim was among 175 leading executives, public figures and intellectuals under the age of 40 from 50 countries. Dr. Kim has also been featured in articles in Forbes and the New Yorker and in numerous other Media Outlets. Dr. Kim was trained in economics, engineering and biological sciences at MIT where he was a U.S. Senate Honors Scholar. He holds a Ph.D. in Biochemical Engineering from the University of Pennsylvania and an MBA in Finance from the Wharton School.

Simon X. Benito has served on our Board since December 2003 and brings to our Board formal accounting and financial training and expertise, deep public company board experience, senior management experience in the health care industry, and important industry contacts. Prior to his retirement, Mr. Benito had a successful and extensive career serving several multinational corporations in senior executive positions, including 25 years at Merck & Co, Inc. His most recent positions included Senior Vice President, Merck Vaccine Division; Executive Vice President, Merck-Medco Managed Care; and Executive Director and Vice President, Merck Human Health, Japan. In addition, Mr. Benito was a Fellow of the Institute of Chartered Accountants in England and Wales for over 30 years until his retirement in 1999. Since April 2005, Mr. Benito has served as a director of DURECT Corporation, a publicly traded specialty pharmaceutical company.

Angel Cabrera, Ph.D. joined our Board in June 2012 and is currently President of George Mason University, the largest public university in Virginia. Previously he was president of the Thunderbird School of Global Management, widely regarded as the world’s leading graduate school of international business. Prior to Thunderbird, Cabrera served as Dean of IE Business School in Madrid, one of Europe’s top business schools. Prior to IE he was a change management consultant with Accenture. Dr. Cabrera earned his Ph.D. and M.S. in psychology and cognitive science from the Georgia Institute of Technology—which he attended as a Fulbright Scholar—and his B.S. and M.S. in computer and electrical engineering from Madrid’s Polytechnic University. He has received several leadership recognitions from the World Economic Forum, the Aspen Institute, the Washington Business Journal, Business Week and the Financial Times. His extensive publishing in fields ranging from learning technology to psychology, management and higher education includes a recent book, “Being Global: How to Think, Act and Lead in a Transformed World.” Dr. Cabrera is an advocate of corporate social responsibility and managerial professionalism. He currently serves as member of the Board of PetSmart (PETM).

Morton Collins, Ph.D. has served on our Board since June 1, 2009 and brings to our Board significant experience in raising and deploying capital for life sciences companies, extensive business and board experience in the life science industry and important industry contacts. Dr. Collins was previously a director of VGX from June 2008 to June 2009. Dr. Collins has been the Managing Partner of Battelle Ventures, which he founded, since August 2003. For the past 40 years, Dr. Collins has acquired broad expertise in venture capital funding of early-stage high-technology companies as a founder and managing partner of five different funds, Data Science Ventures I, II, III, and IV and Cardinal Partners. He chaired President Reagan’s Task Force on Innovation and Entrepreneurship and served as a technology policy advisor to President George H. W. Bush. He is a former President, Director and Chairman of the National Venture Capital Association, and currently serves as Director to Kopin Corporation and several private companies. Dr. Collins holds a B.S. in Engineering from the University of Delaware, and his M.A. and Doctorate degrees in Engineering from Princeton University.

Adel A. F. Mahmoud, M.D., Ph.D. joined our Board on March 26, 2012 and brings to our Board his expertise as a world renowned vaccine leader and infectious disease expert. Dr. Mahmoud is at The Woodrow Wilson School of Public and International Affairs and The Department of Molecular Biology at Princeton University. He has recently retired as President of Merck Vaccines and member of Management Committee of Merck & Company, Inc. His prior academic services at Case Western Reserve University and University

Hospitals of Cleveland spanned 25 years concluding as Chairman of Medicine and Physician-in-Chief from 1987 to 1998. Dr. Mahmoud’s academic pursuits focused on investigations of the biology and function of eosinophils particularly in host resistance to helminthic infections as well as determinants of infection and disease in human schistosomiasis and other infectious agents. At Merck, Dr. Mahmoud led the effort to develop four new vaccines which have been launched in 2005-2006, including: combination of Measles, Mumps, Rubella and Varicella; Rota Virus; Shingles and Human Papillomavirus. Dr. Mahmoud’s leadership in setting strategies for Global Health shaped the agenda of the Forum on Microbial Threats of the Institute of Medicine in recent years by tackling topical issues such as biological threats and bioterrorism; SARS; Pandemic Flu and others. He is an active contributor to scientific literature and authored and edited several textbooks and reports. Dr. Mahmoud received his M.D. degree from the University of Cairo in 1963 and Ph.D from the University of London, School of Hygiene and Tropical Medicine in 1971. He was elected to membership of the American Society for Clinical Investigation in 1978, the Association of American Physicians in 1980 and the Institute of Medicine of the National Academy of Sciences in 1987. He received the Bailey K. Ashford Award of the American Society of Tropical Medicine and Hygiene in 1983, and the Squibb Award of the Infectious Diseases Society of America in 1984. Dr. Mahmoud is a fellow of the American College of Physicians. He served on the National Advisory Allergy and Infectious Diseases Council and is a past president of the Central Society for Clinical Research and the International Society for Infectious Diseases. He currently serves as member of the Board of IAVI and as Chair of the Board of IVI in Seoul.

Attendance at Board Meetings and Committee Meetings

During the year ended December 31, 2012, our Board met four times, the Audit Committee met four times, the Nomination and Corporate Governance Committee met four times and the Compensation Committee met six times and the Finance Committee met two times. Each director attended at least 75% of the aggregate number of meetings held by (i) our Board and (ii) those committees of our Board on which he served.

Committees of Our Board

Under our Corporate Governance Policy, we expect our directors to attend our Annual Meeting of Stockholders. At our 2012 Annual Meeting of Shareholders all of our directors attended.

Audit Committee

The functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by it, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee acts pursuant to a written charter that is available on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/AuditCommittee.pdf.

The members of the Audit Committee currently are Simon X. Benito (Chair), Morton Collins and Angel Cabrera. Each member of the Audit Committee is independent under the NYSE MKT listing standards. The Board has determined that Mr. Benito is an “audit committee financial expert” as defined under SEC regulations.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, including the Chief Executive Officer and directors, oversees the administration of our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee. The Compensation Committee acts pursuant to a written charter that is available on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/CompCommit.pdf.

The members of the Compensation Committee currently are Morton Collins (Chair), Simon X. Benito and Adel Mahmoud. Each member of the Compensation Committee is independent under the NYSE MKT listing standards.

Nomination and Corporate Governance Committee

The Nomination and Corporate Governance Committee identifies prospective candidates to serve on our Board, recommends nominees for election to our Board, develops and recommends Board member selection criteria, considers committee member qualification, recommends corporate governance principles to our Board, and provides oversight in the evaluation of our Board and each committee. The Nomination and Corporate Governance Committee acts pursuant to a written charter on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/NomandCorpGov.pdf.

The members of the Nomination and Corporate Governance Committee currently are Angel Cabrera (Chair), Avtar Dhillon and Adel Mahmoud. Drs. Cabrera and Mahmoud are independent under the NYSE MKT listing standards. Dr. Dhillon is not currently deemed to be independent under the NYSE MKT rules because he had served as Executive Chairman of the Company’s Board of Directors through June 30, 2011 and received severance payments under his former Employment Agreement through August 3, 2012. Dr. Dhillon no longer serves in an executive capacity with, or receives severance from, the Company. In appointing Dr. Dhillon as a member of the Nomination and Corporate Governance Committee, the Board of Directors, in view of his business experience and background with the Company and the relatively small size of the Board, determined that Dr. Dhillon’s membership on the Committee was in the best interests of the Company and its stockholders.

Finance Committee

The Finance Committee was recently formed in August 2012. The function of the Finance Committee is to provide advisory services to the Board regarding the Company’s financing strategy. Currently, this is an informal Committee and does not have a formal charter. The members of the Finance Committee are currently Avtar Dhillon and Morton Collins.

Director Nominations

The Nomination and Corporate Governance Committee evaluates and recommends to our Board director nominees for each election of directors. As stated in our Corporate Governance Policy, our Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity.

Specifically, in fulfilling its responsibilities, the Nomination and Corporate Governance Committee considers the following factors: (i) the appropriate size of our Board and its committees; (ii) our needs with respect to the particular talents and experience of its directors; (iii) the knowledge, skills and experience of nominees, including experience in our industry, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of our Board; (iv) experience with accounting rules and practices; (v) applicable regulatory and securities exchange/association requirements (including the NYSE MKT qualitative listing standards); and (vi) a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Nomination and Corporate Governance Committee’s goal is to assemble a board that brings to us a variety of perspectives and skills, and sound business understanding and judgment, derived from high quality business, professional, governmental, community, scientific or educational experience. In doing so, the Nomination and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nomination and Corporate Governance Committee may also consider such other factors as it may deem are in our best interests and the interests of our stockholders. The Nomination and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nomination and Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board. Further, the Committee believes that the continuing service of qualified incumbent directors promotes stability and continuity in the board room, while giving us the benefit of familiarity and insight into our affairs that directors have accumulated during their tenure, and therefore generally re-nominates incumbent directors who continue to satisfy the Committee’s criteria for membership on our Board.

All directors and director nominees are required to submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nomination and Corporate Governance Committee.

We do not have a written policy with respect to Board diversity; however, our Corporate Governance Policy states that the assessment of director nominees will include consideration of diversity, skills and experience in the context of the needs of our Board. The Nominating and Corporate Governance Committee and our Board believe that a diverse board leads to improved company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.

The Nomination and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board who are willing to continue in service. The Committee considers for re-nomination current members of our Board with skills and experience that are relevant to our business balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to continue in service, the Nomination and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nomination and Corporate Governance Committee and our Board will be consulted for suggestions as to individuals meeting the criteria of the Nomination and Corporate Governance Committee. Research may also be performed to identify qualified individuals. If the Nomination and Corporate Governance Committee believes that our Board requires additional candidates for nomination, the Nomination and Corporate Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Nomination and Corporate Governance Committee will consider nominees recommended by stockholders. Our bylaws provide that nominations shall be made pursuant to timely notice in writing to our corporate secretary. To be timely, in the case of a stockholder seeking to have a nomination included in our proxy statement, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days or more than 180 days prior to the first anniversary of the date on which we first mailed our proxy materials (or, in the absence of proxy materials, our notice of meeting) for the previous year’s annual meeting of stockholders. However, if we did not hold an annual meeting the previous year, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then notice by the stockholder to be timely must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made. If the stockholder is not seeking inclusion of the nomination in our proxy statement, timely notice consists of a stockholder’s notice delivered to or mailed and received at our principal executive offices not less than 90 days prior to the date of the annual meeting.

The stockholder’s notice relating to director nomination(s) shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our capital stock which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act or 1934, or the Exchange Act; (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of our capital stock that are beneficially owned by the stockholder; (c) as to the stockholder giving the notice and any Stockholder Associated Person, as described below, to the extent not set forth pursuant to the immediately preceding clause, whether and the extent to which any Relevant Hedge Transaction, as described below, has been entered into, and (d) as to the stockholder giving the notice and any Stockholder Associated Person, (1) whether and the extent to which any Derivative Instrument is directly or indirectly beneficially owned, (2) any rights to dividends on our shares owned beneficially by such stockholder that are separated or separable from the underlying shares, (3) any proportionate interest in our shares or Derivative Instruments, as described below, held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (4) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of our shares or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date). We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

For purposes of our bylaws:

•

A “Stockholder Associated Person” of any stockholder means (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person;

•

A “Relevant Hedge Transaction” is any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock), the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, a stockholder with respect to any share of our stock; and

•

“Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares.

Corporate Governance

Our Corporate Governance Policy, our Code of Business Conduct and Ethics, including our Code of Ethics, and the charters of the committees of our Board are available on our website, www.Inovio.com.

Communications Policy

Our Board has procedures in place designed to ensure effective communication among us, our stockholders, prospective investors and the public, including the dissemination of information on a regular and timely basis. Stockholders who want to communicate with our Board or any individual director can write to our Secretary at the following address: 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422. Your letter should indicate that you are one of our stockholders. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example, where it is a request for information about us or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Board Leadership Structure

Our Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer, works with the Chief Executive Officer in setting the agenda for Board meetings and presides over meetings of the full Board. However, our Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in our best interests and the interests of our stockholders, and therefore one person may, in the future, serve as both our Chief Executive Officer and Chairman of the Board.

The functions of our Board are carried out by the full Board and, when delegated, by the Board committees. Each director participates in our major strategic and policy decisions.

Board Role in Risk Management

The risk oversight function of our Board is carried out by both the Board and the Audit Committee. Management prepares and presents an annual business plan to the Board, which identifies risks associated with our operations and is reviewed quarterly by the Board. As provided in its charter, the Audit Committee meets periodically with management to discuss major financial and operating risk exposures and the steps, guidelines and policies taken or implemented related to risk assessment and risk management. Matters of strategic risk are considered by our Board. Each quarter management reports to the Audit Committee on legal, finance, accounting and tax matters. Our Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as needed basis.

Code of Ethics

We have adopted a Code of Ethics, which applies to all directors, officers and employees, including the principal executive officer, principal financial and accounting officer and controller. The purpose of the Code is to promote honest and ethical conduct. The Code of Ethics is included in our Code of Business Conduct and Ethics and is available on our website and is also available in print, without charge, upon written request to our corporate secretary at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422. Any amendments to or waivers of the Code will be promptly posted on our website at www.Inovio.com or in a report on Form 8-K, as required by applicable laws.

Board Member Independence

Our Board has determined that, except for Drs. Dhillon and Kim, all of the nominees for election to our Board listed above are, and all other individuals who served as members of our Board in 2012 were, “independent” as independence is defined in the NYSE MKT qualification standards. Dr. Kim was not considered independent because he is a current employee. Dr. Dhillon was not considered independent because he was an employee until his transition to Non-Executive Chairman effective August 1, 2011.

Our Board unanimously recommends that you vote “FOR” each nominee listed above. The proxy holders will vote your proxy in that manner unless you specify otherwise on the accompanying proxy card.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in our annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of these audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and our company, has received from Ernst & Young LLP the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with Ernst and Young’s independence.

The Audit Committee met with Ernst & Young LLP to discuss the overall scope of their audit services, the results of the audit and reviews, its evaluation of the company’s internal controls, including internal control over financial reporting, and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The meetings with Ernst & Young LLP were held, with and without management present. The Audit Committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s consolidated financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to our Board that the audited consolidated financial statements be included in our annual report for the year ended December 31, 2012. The Audit Committee and our Board also have recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

This Audit Committee Report is not soliciting material, is not deemed to be filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.

The foregoing report has been furnished by the Audit Committee.

Simon X. Benito

Angel Cabrera

Morton Collins

Dated: March 18, 2013

Compensation of Directors

Non-Employee Director Compensation Program

Effective January 1, 2013, the Compensation Committee approved an increase in the annual payment to non-employee directors from $30,000 to $35,000 and an increase in the annual payment to the non-employee Chairman of the Board from $41,000 to $50,000.

The Compensation Committee also approved an increase in the payment for attendance at each in-person board meeting from $1,500 to $2,000 and for attendance at each teleconference board meeting from $750 to $1,000. Additionally, the chairperson of each of the Audit Committee, the Compensation Committee and the

Nomination and Corporate Governance Committee will each receive $15,000, $9,000 and $7,000 annually, respectively, and members of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee (not including chairpersons) will receive $8,000, $5,000 and $4,000 annually, respectively, and $1,000 for attendance at each meeting of such committees. Non-management directors serving on the Finance Committee are paid a fee of $1,000 per meeting, with a cap of $5,000 per calendar year.

Upon their election or appointment to our Board, each of our non-employee directors will be granted an initial option to purchase up to 75,000 shares of our common stock at the then fair market value pursuant to the terms of our Amended and Restated 2007 Omnibus Incentive Plan. In addition, each non-employee director will be automatically granted an option to purchase up to 40,000 shares of our common stock if he or she remains on our Board on the date of each annual meeting of stockholders.

2012 Non-Employee Director Option Grants

During the year ended December 31, 2012, we granted 10-year options to purchase a total of 270,000 shares of our common stock to our non-employee directors. Mr. Benito, Dr. Collins and Dr. Dhillon all received options to purchase 40,000 shares each, exercisable at $0.55 per share. Dr. Cabrera and Dr. Mahmoud each received options to purchase 75,000 shares, exercisable at $0.40 and $0.62 per share, respectively.

Director Compensation Table

The following table sets forth certain information with respect to non-employee director compensation during 2012.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Dr. Avtar Dhillon(2)	49,250	17,711	66,961
Simon X. Benito(3)	64,750	17,711	82,461
Dr. Angel Cabrera(4)	23,750	20,673	44,423
Dr. Morton Collins(5)	62,250	17,711	79,961
Dr. Adel Mahmoud(6)	31,250	37,660	68,910
Dr. Keith H. Wells(7)	22,000	—	22,000

(1)	Represents the grant date fair value of stock option awards computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, excluding the effect of estimated forfeitures. See Note 11 “Stockholder’s Equity”, to our Audited Consolidated Financial Statements for the year ended December 31, 2012, for the assumptions made in determining stock compensation values.

(2)	At December 31, 2012, Dr. Dhillon held options to purchase 1,246,248 shares of our common stock.

(3)	At December 31, 2012, Mr. Benito held options to purchase 276,250 shares of our common stock.

(4)	At December 31, 2012, Dr. Cabrera held options to purchase 75,000 shares of our common stock.

(5)	At December 31, 2012, Dr. Collins held options to purchase 194,812 shares of our common stock.

(6)	At December 31, 2012, Dr. Mahmoud held options to purchase 75,000 shares of our common stock.

(7)	Dr. Wells’ term as director expired at the 2012 Annual Meeting of Shareholders on May 16, 2012. At December 31, 2012, Dr. Wells held options to purchase 156,412 shares of our common stock which will expire on May 16, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 18, 2013 with respect to the beneficial ownership of our common stock by (i) each person known to us to be the beneficial owners of more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) each of the named executive officers and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that stockholder that are convertible or exercisable, as the case may be, within 60 days of March 18, 2013 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each stockholder’s percentage of ownership in the following table is based upon shares of common stock outstanding as of March 18, 2013.

Beneficial Owner of Shares of Common Stock(1)(2)	Amount and Nature of Beneficial Ownership of Shares of Common Stock	Percent of Class of Shares of Common Stock
Directors and Executive Officers:
J. Joseph Kim(3)	16,336,769	8.9%
Avtar Dhillon(4)	1,369,578	*
Simon X. Benito(5)	293,437	*
Angel Cabrera(6)	100,000	*
Morton Collins(7)	750,674	*
Adel A. F. Mahmoud(8)	31,250	*
Mark L. Bagarazzi(9)	497,500	*
Peter D. Kies(10)	692,087	*
Niranjan Y. Sardesai(11)	738,660	*
All executive officers and directors as a group (9 persons)	20,809,955	11.35%

*	Less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Except as shown otherwise in the table, the address of each stockholder listed is in care of our principal executive offices at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422.

(2)	Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(3)	Includes 1,324,620 shares underlying warrants that are exercisable within 60 days of March 18, 2013 and 2,793,960 shares issuable pursuant to options exercisable within 60 days of March 18, 2013. These shares include 3,450,000 shares of common stock held in a voting trust created upon closing of the merger with VGX. The voting trustees will vote the shares in accordance with the percentage of votes cast by all stockholders.

(4)	Includes 1,136,246 shares of common stock issuable pursuant to options exercisable within 60 days of March 18, 2013.

(5)	Includes 266,248 shares of common stock issuable pursuant to options exercisable within 60 days of March 18, 2013.

(6)	Includes 25,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 18, 2013.

(7)	Includes 184,810 shares of common stock issuable pursuant to options exercisable within 60 days of March 18, 2013.

(8)	Includes 31,250 shares of common stock issuable pursuant to options exercisable within 60 days of March 18, 2013.

(9)	Includes 497,500 shares of common stock issuable pursuant to options exercisable within 60 days of March 18, 2013.

(10)	Includes 604,375 shares of common stock issuable pursuant to options exercisable within 60 days of March 18, 2013.

(11)	Includes 661,860 shares of common stock issuable pursuant to options exercisable within 60 days of March 18, 2013.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information as to persons who served as our executive officers during the year ended December 31, 2012 and as of March 25, 2013:

Name	Age	Position
J. Joseph Kim, Ph.D	44	President, Chief Executive Officer and Director
Mark L. Bagarazzi, M.D.	52	Chief Medical Officer
Peter D. Kies	49	Chief Financial Officer
Niranjan Y. Sardesai, Ph.D	45	Chief Operating Officer

For biographical information regarding Dr. Kim, see “Proposal 1—Election of Directors.”

Mark L. Bagarazzi, M.D.—Chief Medical Officer. Dr. Bagarazzi joined us as Chief Medical Officer in January 2010. Prior to joining Inovio, Dr. Bagarazzi was Director of Worldwide Regulatory Affairs for vaccines and biologics at Merck & Co. Dr. Bagarazzi led ongoing vaccine product and regulatory development of Merck’s ZOSTAVAX®, the leading vaccine for shingles. He was responsible for global regulatory activities related to Merck vaccine candidates for the prevention of HIV/AIDS. He also successfully led the regulatory process through to FDA approval of RotaTeq®, Merck’s vaccine against rotavirus. Prior to joining Merck in 2001, he was director of the HIV/AIDS program for St. Christopher’s Hospital for Children in Philadelphia. Dr. Bagarazzi was an assistant professor of pediatrics at Drexel College of Medicine and is a guest lecturer on vaccines and immunotherapeutics at the University of Pennsylvania School of Medicine. Previously, he was a guest lecturer at Johns Hopkins University. He holds several patents and has co-authored dozens of scientific papers, focused on the subject of DNA vaccines, that have been published in peer-reviewed medical journals. He holds a BS in electrical engineering magna cum laude from New Jersey Institute of Technology and received his MD degree with honors from the University of Medicine and Dentistry of New Jersey.

Peter D. Kies—Chief Financial Officer. Mr. Kies has been employed as our Chief Financial Officer since June 2002. For the 15 years prior to joining us, Mr. Kies acquired broad expertise in the functional and strategic management of biotechnology and high technology companies across the full spectrum of corporate growth, from initial public offering to profitability. From May 1996 until joining us, he served as Chief Financial Officer for Newgen Results Corporation, and prior to that served as Controller for Cytel Corporation and as an auditor for Ernst & Young LLP. Mr. Kies holds a B.S. in Business Administration from United States International University in San Diego, California.

Niranjan Y. Sardesai, Ph.D—Chief Operating Officer. Dr. Sardesai joined VGX Pharmaceuticals as VP Research and Development in 2006, was promoted to SVP R&D in 2007 and, with the merger of VGX with Inovio in June 2009, became SVP Research & Development of the merged company. In January 2012, Dr. Sardesai was named our Chief Operating Officer. In his expanded role, Dr. Sardesai is responsible for Corporate Development and Business Development for the company as well as leading the company’s product development programs in infectious disease and cancer vaccines and vaccine delivery systems. He currently serves as the PI on an NIAID/NIH funded contract for the development of HIV vaccines and an MVI funded program for malaria vaccine development. Prior to VGX, Dr. Sardesai was the founder and President of NVision Consulting Inc., a strategy consulting firm focused on entrepreneurial life sciences companies, and he served as Director R&D at Fujirebio Diagnostics, Inc. At Fujirebio, Dr. Sardesai oversaw R&D and expansion of the oncology portfolio. Products developed under his leadership include new-to-the-world tests for mesothelioma (MESOMARK™), bladder cancer and a multi-marker test for ovarian cancer. He has authored over 40 peer-reviewed publications, presented at over 75 invited lectures and presentations, and filed several patents. Dr. Sardesai received a Ph.D. in Chemistry from the California Institute of Technology and an MBA from the Wharton School of the University of Pennsylvania, where he was the recipient of the Shils-Zeidman Award in Entrepreneurship. He completed fellowships at Scripps Research Institute and Massachusetts Institute of Technology. Dr. Sardesai received his bachelors and masters in Chemistry from the Indian Institute of Technology, Bombay.

Family Relationships

No family relationships exist between any of our directors or executive officers.

Non-Binding Vote Regarding Compensation of Our Named Executive Officers

At our 2011 Annual Meeting of Stockholders, our stockholders voted to approve, by a non-binding vote, the compensation of our named executive officers. At that meeting our stockholders also determined, by a non-binding vote, that this matter will be submitted to our stockholders for approval every three years. Therefore, we plan to submit a proposal regarding executive compensation to our stockholders at our 2014 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are a biopharmaceutical company focused on the discovery, development and delivery of a new generation of vaccines and immune therapies, called synthetic vaccines, focused on cancers and infectious diseases. The success of development companies is significantly influenced by the quality and motivation of their work force. Our compensation programs are straightforward and do not materially change from year to year. The core principle of our compensation philosophy for executive officers continues to be a strong pay-for-performance structure that ties a significant portion of each executive officer’s compensation to both corporate and individual performance. We seek to provide a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, long-term equity incentive compensation and benefit programs. Our pay-for-performance philosophy drives the amount of pay that is actually realized.

This Compensation Discussion and Analysis describes our compensation objectives, our executive compensation process and our policies and actions with respect to each compensation element. We describe the rationale for compensation decisions made in 2012 with respect to our President and Chief Executive Officer, our Chief Medical Officer, our Chief Financial Officer and our Chief Operating Officer, who we refer to as our named executive officers.

Our Executive Compensation Program

Program Objectives

We design our executive compensation program to achieve the following objectives:

•	Motivate and reward executives whose knowledge, skills and performance are essential to our success;

•	Align the performance of our executives and the interests of our stockholders;

•	Recruit and retain executive talent; and

•	Support the corporate business strategy and business plan by rewarding achievement based on our expectations for results and attainment of short-term and long-term goals by our executives.

Compensation Process

The Compensation Committee of our Board has the primary responsibility for determining compensation of our executives. Our Board has determined that each member of our Compensation Committee is “independent” as that term is defined by applicable NYSE MKT rules, is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, or the Code, and a “non-employee” director as defined under Section 16 of the Exchange Act.

Our Compensation Committee determines all compensation matters for our named executive officers, including base salary, bonuses, and equity compensations. Utilizing input from our Chief Executive Officer as well as those of independent compensation consultants as needed, the Compensation Committee makes an independent decision on compensation for each executive. The Compensation Committee also oversees the Chief Executive Officers and other senior officers in making compensation determinations of our non-executive staff. The primary goal of our Compensation Committee is to closely align the interests of our named executive officers and staff with those of our stockholders. To achieve this goal, our Compensation Committee relies on compensation that is designed to attract and retain executives and other staff whose abilities are critical to our long term success, that motivates individuals to perform at their highest level and that rewards achievement. The Compensation Committee assesses performance on a number of subjective and objective factors, including the achievement of company and individual performance goals.

In making decisions regarding executive compensation, our Compensation Committee considers, among other things:

•	Past compensation levels of each executive and the executives as a group;

•	Consistency of current compensation with previous compensation decisions and benchmarks;

•	Existing levels of stock and stock option ownership among our executives, previous stock option grants and vesting schedules to ensure executive retention and alignment with stockholder interests;

•	Management recommendations; and

•	General trends in executive compensation.

The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and reports its evaluation to the Board. The Board reviews the Compensation Committee’s evaluation and recommendation and also evaluates the Chief Executive Officer’s performance according to the goals and objectives established periodically by the full Board. This review serves as the basis for the recommendation of the Compensation Committee on Chief Executive Officer compensation.

In 2011, the Compensation Committee engaged J. Richard & Co., an independent compensation consultant, to provide information to them on compensation trends and practices and to assist them in evaluating our executive compensation policy and programs. To facilitate the Compensation Committee’s review and decision making for the overall compensation strategy, J. Richard & Co. provided the Compensation Committee with a survey group proxy study, general healthcare industry market data, benchmarks for stock options issuances and recommendations on types of equity awards for executives. J. Richard & Co. does not provide services to our management without the Compensation Committee’s approval, but has been directed by the Compensation Committee to work in cooperation with management as necessary to gather information to carry out its obligation to the Compensation Committee. The Compensation Committee has assessed the independence of J. Richard & Co., pursuant to SEC rules and concluded that no conflict of interest exists that would prevent J. Richard & Co. from serving as an independent consultant to the Compensation Committee.

Competitive Considerations

In 2011, the Compensation Committee engaged J. Richard & Co., an independent compensation consultant. In addition, the results from the 2010 Radford Global Life Sciences Survey were reviewed as a part of the ongoing analysis by the Compensation Committee to assist in their decision making. As part of the Compensation Committee’s ongoing review of our compensation programs for fiscal year 2012, the Committee determined the aggregate level of total compensation of our executives, the combination of elements used to compensate our executives as well as a comparison to the compensation of named executive officers of other companies. The Compensation Committee reviewed compensation levels of the companies referred to as our “peer group” as a reference point of compensation levels. The “peer group” companies are referred to collectively as our “survey group”. The companies in our survey group were selected based on comparability, size and similarity. The companies that comprised the survey group were as follows:

Agenus, Inc.

Alnylam Pharmaceuticals, Inc.

AVI Biopharma, Inc.

BioCryst Pharmaceuticals, Inc.

Celldex Therapeutics, Inc.

Cell Therapeutics, Inc.

DynavaxTechnologies Corporation

Genvec, Inc.

Geron Corporation

Hemispherx Biopharma, Inc.

Ligand Pharmaceuticals, Inc.

Nabi Biopharmaceuticals

Novavax, Inc.

Vical Incorporated

The survey group provides a gauge of compensation levels from external sources and allows us to assess their compensation practices. We believe that executive compensation should consist of base salary that is competitive with those in our survey group, an annual incentive plan designed to incentivize our executive officers and equity incentive awards. During 2011, it was determined by our independent compensation consultant that the Company’s officer compensation was in the lower range as compared to our survey group. As a result, compensation levels for our officers were adjusted in 2012 to be more in line with our survey group and be more competitive. We target these items of compensation to be at the 50th percentile of a combination of our survey group and market studies. We believe that this level appropriately reflects our size and the goals we have for our growth, and that will allow us to attract and retain quality executives.

Compensation Components

Our executive compensation primarily consists of base salary, cash incentive compensation and long-term equity-based compensation. We place significant emphasis on performance-based incentive compensation that focuses on our executives’ efforts on delivering short-term and long-term value for our stockholders without encouraging excessive risk taking.

The factors our Compensation Committee considered for each of our executives in 2012 included:

•	Our executives’ performance during 2012 in general and as measured against predetermined performance goals;

•	The roles and responsibilities of our executives;

•	The individual experience and skills of our executives;

•	Any contractual commitments we have made to our executives regarding compensation; and

•	Compensation paid by similar companies to their executives with similar roles and responsibilities.

We have an executive compensation philosophy and goals based on attracting, retaining and rewarding experienced and talented executive officers. In addition, we believe that executive compensation should be linked to corporate performance and accomplishments that increase stockholder value. As such, our executive compensation policy focuses on aligning the interests of our executive officers with the long-term interests of our stockholders and with our corporate strategies and goals.

Base salaries of executive officers are reviewed and approved annually by our Compensation Committee and adjustments are made based on (i) salary recommendations from our Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) our financial results for the previous year, and (iv) our financial condition. Our Chief Executive Officer does not make recommendations regarding his own compensation. In addition, in establishing the total compensation package for our Chief Executive Officer, the Compensation Committee pursues the same objectives and policies that apply for our other executive officers.

Base Salary

Base salary reflects job responsibilities, value to us and individual performance, taking into consideration the need to attract and retain our executives. We determine salaries for our named executive officers initially by reference to each executive’s employment agreement, which we describe below. The Compensation Committee determines any increase over these salaries based upon recommendations of our Chief Executive Officer, except in the case of the Chief Executive Officer’s own compensation. The Compensation Committee generally reviews base salaries of our executives annually and adjusts salaries from time to time to realign salaries with market levels, individual performance and experience.

Achievement of individual and corporate goals along with the executive officer’s level of responsibility, competitive factors and our internal policies regarding salary increases were considered regarding 2012 salary increases.

Merit-based salary increases for 2012 were approximately 20% for J. Joseph Kim, Mark Bagarazzi, Peter Kies and Niranjan Sardesai. During 2011, it was determined by our independent compensation consultant J. Richard & Co. that the Company’s officer compensation was in the lower range as compared to our survey group. As a result, compensation levels for our officers were adjusted in 2012 to be more in line with our survey group and be more competitive. We target these items of compensation to be at the 50th percentile of a combination of our survey group and market studies.

In March 2013, we set the annual base salary for 2013 for Dr. J. Joseph Kim, our President and Chief Executive Officer, at $499,200, for Peter Kies, our Chief Financial Officer, at $301,600, for Mark Bagarazzi, our Chief Medical Officer, at $312,000 and for Niranjan Sardesai, our Chief Operating Officer, at $312,000. Salary increases for 2013 were 4%.

Performance-Based Annual Cash Incentive Compensation

We provide for an annual cash incentive that reinforces our pay-for-performance approach. This incentive compensation is a short-term incentive program that rewards achievement of annual goals and objectives. Annual incentive awards are awarded on a discretionary basis, usually at or after the end of our fiscal year.

Each year, the Chief Executive Officer provides Company goals to the Board for review and the Board approves the goals and assigned weightings. The weightings for each goal vary year to year depending on the importance of the goal for a particular year. At the end of the year, our Board measures actual performance against the predetermined performance goals, using measurable performance parameters.

Under the 2012 annual incentive plan, the named executive officers had a targeted annual payout of between 25% and 50% of their base salary, based on the achievement of the corporate goals.

Highlights of the 2012 accomplishments taken into account by the Compensation Committee to determine overall corporate performance included the following:

•	Generated human proof-of-concept DNA delivery clinical data for DNA Vaccines

•	Developed high-quality and market competitive research and development pipeline

•	Received revenue and funding from non-dilutive sources and

•	Maintained strong financial position with combination of equity, licensing and grant funding

Long-Term Equity-Based Incentive Compensation

Our long-term incentive program provides an annual award, with the potential for periodic awards, which is performance based. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. We believe that we can maximize our long-term performance best if we tie the value of the long-term benefits our executives receive to our long-term performance.

The primary form of equity compensation that we have historically awarded to our executive officers is stock options. Our Compensation Committee receives preliminary recommendations for periodic stock option grants from our Chief Executive Officer. Our Compensation Committee then reviews the recommendations and recommends stock option grants for all of our officers, including our Chief Executive Officer and the other named executive officers, to our Board for approval.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued service with us in accordance with the terms of our equity incentive plans, and generally vest over four years. We do not grant stock options that have exercise prices below the fair market values of our common stock on the date of grant. We do not reduce the exercise price of stock options if the price of our common stock subsequently declines below the exercise price unless we first obtain stockholder approval. However, we do adjust the exercise price of previously granted stock options to reflect recapitalizations, stock splits, mergers, and similar events as permitted by the applicable stock plans.

We generally grant stock options to our employees, including our named executive officers, in connection with their initial employment with us. We also typically grant stock options on an annual basis as part of annual performance reviews of our employees. We grant equity incentive compensation to our executive officers because we believe doing so will motivate our executives by aligning their interest more closely with the interest of our stockholders.

On January 3, 2012, we granted stock options to purchase 50,000 shares to Niranjan Y. Sardesai at an exercise price of $0.44 per share. On February 23, 2012, we granted stock options to purchase 415,000 shares, 175,000 shares, 175,000 shares and 175,000 shares of our common stock to J. Joseph Kim, Mark L. Bagarazzi, Peter D. Kies and Niranjan Y. Sardesai, respectively, at an exercise price of $0.60 per share. On March 14, 2013, we granted stock options to purchase 430,000 shares, 180,000 shares, 180,000 shares and 180,000 shares of our common stock to J. Joseph Kim, Mark L. Bagarazzi, Peter D. Kies and Niranjan Y. Sardesai, respectively, at an exercise price of $0.54 per share. All stock option awards vest in four equal installments of 25% immediately as of the grant date and 25% on each anniversary thereafter.

Other Aspects of Our Compensation Philosophy

Other Benefits

We provide our named executive officers with the same employee benefits that all of our other employees receive under our broad-based benefit plans. These plans provide for health benefits, life insurance and other welfare benefits.

Perquisites

We do not provide our named executive officers with any retirement or welfare plan benefits that we do not provide to all of our other employees.

Risks Related to Compensation Policies and Practices

The Compensation Committee has considered whether our overall compensation program for employees in 2013 creates incentives for employees to take excessive or unreasonable risks that could materially harm our Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted, the uniformity of compensation practices across our Company and the use of our 2013 business plan, which the Compensation Committee regards as setting an appropriate level of risk taking for us, as a baseline for bonus plan targets for our management. We also believe our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing us to a harmful long-term business transaction in exchange for short-term compensation benefits.

Recoupment Policy

In order to align further management’s interests with the interests of our stockholders and to support good corporate governance practices, it is the intention of our Board to adopt a recoupment policy applicable to our annual bonus based on our results of operations and to stock options we have granted to our executive officers promptly following the definitive adoption of regulations under the Dodd-Frank Act. Subject to rules of the SEC and NYSE MKT, in the event that we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws, we will recover from any of our current or former executive officers, as determined in accordance with such rules, who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which we are required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement and any respective profits that officer has realized from the sale of our securities during the 12-month period preceding the date on which we are required to prepare an accounting restatement.

EXECUTIVE COMPENSATION

This section of the Proxy Statement sets forth compensation information for, Dr. J. Joseph Kim, Ph.D., our Chief Executive Officer, Dr. Mark L. Bagarazzi, M.D., our Chief Medical Officer since January 2011, Peter D. Kies, our Chief Financial Officer and Dr. Niranjan Y. Sardesei, Ph.D., our Chief Operating Officer since January 2012 (each a “named executive officer” and collectively the “named executive officers”).

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Dr. J. Joseph Kim,	2012	545,831	211,200	(2)	200,975	7,825	965,831
President, Chief Executive Officer and Director	2011	422,325	237,600	(3)	235,422	8,250	903,597
	2010	362,525	153,090	(4)	—	9,122	524,737

Dr. Mark L. Bagarazzi,	2012	296,165	72,000	(2)	84,749	6,909	459,823
Chief Medical Officer	2011	246,579	81,000	(3)	113,003	4,383	444,965
	2010	—	—		—	—	—

Peter D. Kies,	2012	301,545	69,600	(2)	84,749	5,354	461,248
Chief Financial Officer	2011	257,351	78,300	(3)	113,003	4,786	453,440
	2010	229,568	51,750	(4)	—	1,415	282,733

Dr. Niranjan Y. Sardesei,	2012	293,965	72,000	(2)	102,391	6,952	475,308
Chief Operating Officer	2011	258,830	81,000	(3)	113,003	6,927	459,760
	2010	—	—		—	—	—

(1)	Salary includes contributions made by the employee to our 401(k) plan and vacation payouts (if applicable).

(2)	Bonus payments for 2012 will be made in March 2013.

(3)	Bonus payments for 2011 were made in March 2012.

(4)	Bonus payments for 2010 were made in March 2011.

(5)	Represents the grant date fair value of stock options computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 11 “Stockholder’s Equity”, to our Audited Consolidated Financial Statements for the year ended December 31, 2012 for the assumptions made in determining stock compensation values.

(6)	Represents 401(k) match amounts for the respective years.

Grants of Plan Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted to our named executive officers during 2012.

Name	Grant Date(1)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards($)
J. Joseph Kim	2/23/12	415,000	$0.60	$200,975
Mark L. Bagarazzi	2/23/12	175,000	$0.60	$84,749
Peter D. Kies	2/23/12	175,000	$0.60	$84,749
Niranjan Y. Sardesai	1/3/12	50,000	$0.44	$17,642
	2/23/12	175,000	$0.60	$87,749

(1)	These awards vest 25% immediately and 25% on each anniversary thereafter.

Options Exercised Table

There were no options exercised by our named executive officers during 2012.

Outstanding Equity Awards at Fiscal Year-End Table

The following tables set forth certain information with respect to outstanding equity awards held by the named executive officers at December 31, 2012.

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Dr. J. Joseph Kim	981,200		1.27	05/01/2016
	588,720		1.27	01/18/2017
	245,300		1.27	09/28/2017
	196,240		1.27	09/12/2018
	280,000		1.57	09/30/2019
	125,000	125,000	1.14	03/11/2021
	103,750	311,250	0.60	02/23/2022

	2,520,210	436,250

Dr. Mark L. Bagarazzi	208,333	66,667	1.10	01/04/2020
	60,000	60,000	1.14	03/11/2021
	43,750	131,250	0.60	02/23/2022

	312,083	257,917

Peter D. Kies	12,500		1.24	03/24/2013
	14,375		2.52	08/07/2013
	20,000		4.46	02/24/2015
	45,000		2.89	03/06/2016
	75,000		3.16	03/07/2017
	30,000		0.87	02/01/2018
	60,000		1.06	07/09/2018
	40,000		0.50	12/09/2018
	85,000		1.57	09/30/2019
	60,000	60,000	1.14	03/11/2021
	43,750	131,250	0.60	02/23/2022

	485,625	191,250

Dr. Niranjan Y. Sardesai	132,462		1.53	08/28/2016
	24,530		1.53	01/05/2017
	14,718		1.53	01/18/2017
	73,590		1.53	11/01/2017
	49,060		1.53	09/12/2018
	120,000		1.57	09/30/2019
	60,000	60,000	1.14	03/11/2021
	12,500	37,500	0.44	01/03/2022
	43,750	131,250	0.60	02/23/2022

	530,610	228,750

Employment Agreement with J. Joseph Kim, Ph.D.

Under an executive employment agreement, J. Joseph Kim, Ph.D. serves as our Chief Executive Officer. The agreement provides that Dr. Kim is entitled to receive an annual salary of $254,616, subject to upward adjustment. He is also eligible to receive an incentive cash bonus up to the amount, based upon the criteria as may be determined by our Board and targeted at 30% or more of the base salary. In addition to the salary and cash bonus, he is also entitled to participate in our employee benefit plans or programs, and shall be entitled to such other fringe benefits, as are from time to time adopted by the our Board. Dr. Kim’s current base salary is $499,200.

Under Dr. Kim’s employment agreement, if we terminate his employment at any time without cause, as defined in the employment agreement, Dr. Kim is entitled to receive severance compensation in the form of monthly payments of his then-current base salary and of the pro rata bonus amount for a period of 24 months following the effective date of such termination. The pro rata bonus amount shall mean one-twelfth of the greater of (A) the most recent annual cash bonus paid prior to his termination, or (B) the average of the three most recent annual cash bonuses paid prior to his termination. We will also continue to pay his COBRA premiums for 18 months thereafter.

If Dr. Kim is terminated as a result of change-in-control, Dr. Kim is entitled to receive payments due to him under the conditions of termination without cause as outlined above and a lump-sum cash severance payment equal to his then-current monthly base salary and the pro rata bonus amount multiplied by 24 but discounted to present value based on applicable federal rate under the Code.

For purposes of Dr. Kim’s employment agreement, “cause” means (1) conviction of Dr. Kim of any felony; (2) participation by Dr. Kim in any fraud or act of dishonesty against us; (3) material violation by Dr. Kim of (i) any contract between us and Dr. Kim, or (ii) any statutory duty of Dr. Kim to us; (4) conduct of Dr. Kim that, based upon a good faith and reasonable factual investigation and determination by our Board, demonstrates Dr. Kim’s gross unfitness to serve; or (5) the continued, willful refusal or failure by Dr. Kim to perform any material duties reasonably requested by our Board; provided, however, that in the case of conduct described in clauses (3), (4) and (5) above, such conduct shall not constitute “cause” unless (a) our Board shall have given Dr. Kim written notice setting forth with specificity (i) the conduct deemed to constitute “cause,” (ii) reasonable action that would remedy the objectionable conduct and (iii) a reasonable time (not less than 10 days) within which Dr. Kim may take such remedial action, and (b) Dr. Kim shall not have taken such specified remedial action within such specified reasonable time.

Under the employment agreement, a “change in control” shall be deemed to have occurred upon:

(i) an acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) our then outstanding shares of common stock of or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from us, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from us; (2) any acquisition by us; and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by us;

(ii) a change in the composition of our Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute our Board, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction described in clause (i), (iii) or (iv) of this definition whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

(iii) the approval by our stockholders of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which outstanding shares of our common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof)

representing 51% or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either our securities or securities of another company) or cash or other property;

(iv) the approval by our stockholders of the issuance of shares of our common stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 49% of the number of shares of our common stock outstanding immediately prior to the consummation of such transaction; or

(v) the approval by our stockholders of (A) the sale or other disposition of all or substantially all of our assets or (B) our complete liquidation or dissolution.

Employment Agreement with Mark L. Bagarazzi, M. D.

In January 2012, we entered into an employment agreement with Dr. Bagarazzi pursuant to which he serves as Chief Medical Officer. The employment agreement provides an annual base salary at the current amount of $312,000 for Dr. Bagarazzi, subject to upward adjustment yearly by our Compensation Committee. Under the employment agreement, Dr. Bagarazzi is eligible to receive an incentive cash bonus up to the amount, based upon the criteria and payable at such times as determined by our Board or its Compensation Committee. Dr. Bagarazzi is also entitled to participate in such employee benefit plans and programs and is entitled to such other fringe benefits, as are from time to time adopted by our Board or its Compensation Committee and made available by us generally to employees of similar position, and shall be eligible for such awards and benefits, if any, pursuant to our plans and programs as determined by our Board or its Compensation Committee.

If Dr. Bagarazzi’s employment is terminated by reason of death or total disability, we will pay Dr. Bagarazzi or his estate or representative, as applicable, any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which Dr. Bagarazzi is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for six months thereafter. In the case of total disability, Dr. Bagarazzi will also receive a lump-sum payment equal to six months of his aggregate base salary then in effect.

If we terminate Dr. Bagarazzi’s employment for cause, as defined in the agreement, or if Dr. Bagarazzi terminates employment for other than good reason, as defined in the agreement, we will pay him any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which he is then participating.

If we terminate Dr. Bagarazzi’s employment other than on account of death, total disability or cause or Dr. Bagarazzi terminates his employment for good reason, as defined in the agreement, on 30 days’ prior written notice, we will pay him any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Dr. Bagarazzi is then participating, a severance payment in the form of monthly payments of base salary for a period of 12 months following the effective date of termination and COBRA payments for 12 months following the effective date of termination. The employment agreement contains certain non-competition and non-disclosure covenants.

Employment Agreements with Peter D. Kies

Employment Agreement with Peter Kies effective June 1, 2009 to December 28, 2010

We entered into an employment agreement with Mr. Kies effective upon the closing of the merger with VGX. The employment agreement provided for an annual base salary of $230,000, subject to upward adjustment yearly by the Compensation Committee. Upon the effective time of the merger with VGX, Mr. Kies received a closing payment equal to six months of his current annual salary and, upon the six-month anniversary of the effective time of the merger, Mr. Kies received an additional closing payment equal to six months of his current annual salary. We agreed to provision of such closing payment as an incentive to retain Mr. Kies’ services post-merger, in recognition of the fact that he would have been eligible for full severance under his prior employment agreement had Mr. Kies terminated employment in conjunction with the merger, and in recognition of Mr. Kies’ agreement to alter the structure and scope of his prior severance arrangements in his new employment agreement.

Employment Agreement with Peter Kies effective December 28, 2010

On December 27, 2010, we entered into a new employment agreement with Mr. Kies. The employment agreement provided for an annual base salary of $230,000, subject to upward adjustment yearly by the Compensation Committee. Each fiscal year, the Compensation Committee and Mr. Kies shall agree to his performance milestones and the amount of bonus for which Mr. Kies will be eligible if Mr. Kies as Chief Financial Officer achieves such milestones. Mr. Kies’ current base salary is $301,600.

If Mr. Kies is terminated involuntary without cause, other than on account of death, Mr. Kies shall receive severance payments in the form of monthly payments of his base salary and COBRA premiums for a period of twelve months.

If Mr. Kies terminates the agreement due to our material breach or default, a change in his position or duties or a company relocation of his position without his consent within the initial term of the agreement or after a change of control, or we terminate Mr. Kies without cause or upon death or disability, Mr. Kies (or his estate as applicable) may be entitled to an amount equal to the annual bonus, if any, multiplied by the fraction of which the number of days between the fiscal year end related to the bonus and the date of termination is the numerator, and 365 is the denominator.

In addition, for purposes of the employment agreement, we may immediately terminate Mr. Kies for “cause” upon the occurrence of any of the following events: (i) Mr. Kies acts unlawfully, dishonestly, in bad faith or grossly negligent with respect to our business as determined by our Board (in some cases, upon completion of a reasonable investigation and provision of a detailed report of the results of such investigation to Mr. Kies); (ii) Mr. Kies commits any crime or fraud against us or our property or the conviction of employee of any felony offense or crime reasonably likely to bring discredit upon the employee or us; or (iii) a material breach or default of any term of the employment agreement by Mr. Kies if such material breach or default remains unremedied 30 days after we deliver written notice of the material breach or default to Mr. Kies.

Employment Agreement with Niranjan Y. Sardesai, Ph.D.

In January 2012, we entered into an employment agreement with Dr. Sardesai pursuant to which he serves as Chief Operating Officer. The employment agreement provides an annual base salary at the current amount of $312,000 for Dr. Sardesai, subject to upward adjustment yearly by our Compensation Committee. Under the employment agreement, Dr. Sardesai is eligible to receive an incentive cash bonus up to the amount, based upon the criteria and payable at such times as determined by our Board or its Compensation Committee. Dr. Sardesai is also entitled to participate in such employee benefit plans and programs and is entitled to such other fringe benefits, as are from time to time adopted by our Board or its Compensation Committee and made available by us generally to employees of similar position, and shall be eligible for such awards and benefits, if any, pursuant to our plans and programs as determined by our Board or its Compensation Committee.

If Dr. Sardesai’s employment is terminated by reason of death or total disability, we will pay Dr. Sardesai or his estate or representative, as applicable, any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which Mr. Sardesai is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for six months thereafter. In the case of total disability, Dr. Sardesai will also receive a lump-sum payment equal to six months of his aggregate base salary then in effect.

If we terminate Dr. Sardesai’s employment for cause, as defined in the agreement, or if Dr. Sardesai terminates employment for other than good reason, as defined in the agreement, we will pay him any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which he is then participating.

If we terminate Dr. Sardesai’s employment other than on account of death, total disability or cause or Dr. Sardesai terminates his employment for good reason, as defined in the agreement, on 30 days’ prior written notice, we will pay him any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Dr. Sardesai is then participating, a severance payment in the form of monthly payments of base salary for a period of 12 months following the effective date of termination and COBRA payments for 12 months following the effective date of termination. The employment agreement contains certain non-competition and non-disclosure covenants.

Had termination without cause or a change of control event occurred as of December 31, 2012, our named executive officers would have received the following payments over a twenty-four month period for Dr. Kim and a twelve-month period for Dr. Bagarazzi, Mr. Kies and Dr. Sardesai.

Named Executive Officer	Potential Change of Control Payments
Dr. J. Joseph Kim	$1,193,600
Dr. Mark L. Bagarazzi	$300,000
Peter Kies	$290,000
Dr. Niranjan Y. Sardesai	$300,000

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was during 2012 an employee, or is or ever has been an officer of our Company. None of our executive officers has served during 2012 as a director or a member of the Compensation Committee of another company.

The Compensation Committee of the Board of Directors has reviewed and discussed the matters contained under the title Compensation Discussion and Analysis, of this Proxy Statement with our management and, based on such review and discussions we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement. Portions of this Proxy Statement, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2012.

Respectfully submitted,

Morton Collins (Chair)

Simon X. Benito

Adel Mahmoud

Dated: March 18, 2013

Equity Compensation Plan Information

The following table sets forth our equity compensation plan information as of December 31, 2012. All of our equity compensation plans have been approved by our security holders, and we assumed the VGX stock options as a result of the merger with VGX.

Plan	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2007 Omnibus Incentive Plan	7,430,162	$0.98	1,875,287
Amended 2000 Stock Option Plan	1,371,435	3.39	—
VGX stock options assumed in merger	7,455,847	1.18	—

	16,257,444	$1.28	1,875,287

As of January 1, 2013 the number of securities available for future issuance under the 2007 Omnibus Incentive Plan increased by 2,055,331.

Certain Relationships and Related Transactions

Since January 1, 2012, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest, except for the transaction described in the following paragraphs.

Our Non-Executive Chairman, Avtar Dhillon, M.D., is also a Non-Executive Chairman of OncoSec.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our common stock. Officers, directors and 10% or greater stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us, management believes that all officers, directors and greater than ten percent stockholders complied with the filing requirements of Section 16(a) for the year ended December 31, 2012.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that the appointment of the independent registered public accounting firm be submitted for ratification by our stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2012 and 2011 by Ernst & Young LLP:

Year	Audit Fees	Tax Fees	Total Fees
2012	$560,450	$124,500	$684,950
2011	$568,505	$108,100	$676,605

Audit Fees. Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other regulatory filings or engagements.

Tax Fees. Tax fees include fees for services performed by the professional staff in the tax department of Ernst & Young LLP except for those tax services that could be classified as audit services. These include tax compliance and various tax consultation fees.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. Our Audit Committee approved all “Tax Fees” listed in the table above pursuant to its pre-approval policies and procedures.

Our Board unanimously recommends that you a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK FROM 300,000,000 TO 600,000,000

Background

Our certificate of incorporation, as amended (the “Certificate”) currently authorizes us to issue a total of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. On March 8, 2013, the Board unanimously approved an amendment to the Certificate to authorize an additional 300,000,000 shares of common stock (the “Amendment”), subject to stockholder approval. The Board has unanimously determined that the Amendment is advisable and in the best interests of the Company and our stockholders, and, in accordance with the General Corporation Law of the State of Delaware, hereby seeks approval of the Amendment by our stockholders.

Proposed Amendment

The Board is proposing the Amendment, in substantially the form attached hereto as Appendix A, to increase the number of authorized shares of our common stock from 300,000,000 shares to 600,000,000 shares. Of the 300,000,000 shares of common stock currently authorized by the Certificate, as of March 18, 2013 179,921,237 shares are issued and outstanding, 53,818,124 shares are reserved for issuance upon exercise of outstanding options and warrants and 1,350,118 shares are reserved for future issuance under existing equity incentive plans. Therefore, we are currently limited to the issuance of 64,910,521 shares of common stock.

There are 26 shares of Series C Preferred Stock currently outstanding, and no changes to the Certificate are being proposed with respect to the number of authorized shares of preferred stock. Other than the proposed increase in the number of authorized shares of common stock, the Amendment is not intended to modify the rights of existing stockholders in any material respect.

Reasons for the Amendment

The Board believes the Amendment is advisable and in the best interests of the Company and our stockholders to make available for future issuance a sufficient number of authorized shares of common stock to give us appropriate flexibility to issue shares for future corporate needs.

As discussed under “Potential Effects of the Amendment” below, additional shares could be issued to oppose a hostile takeover attempt or delay or prevent changes in control of the Company or could be reserved as part of an anti-takeover strategy or in connection with a stockholder rights plan. The additional authorized shares would also provide us with increased financing and capital raising flexibility and could be used for other business and financial purposes that the Board deems are in the Company’s best interest, including the acquisition of other companies, businesses or products in exchange for common stock, attraction and retention of employees through the issuance of additional securities under our equity incentive plans, implementation of stock splits and issuance of dividends in the future and delay or prevent changes in control of the Company. Without an increase in the number of authorized shares of common stock, the Company may be constrained in its ability to raise capital, should the need arise, and may lose important business opportunities, including to competitors, which could adversely affect our financial performance and growth.

The additional authorized shares of common stock would enable us to act quickly in response to capital raising and other corporate opportunities that may arise (as described above), in most cases without the necessity of holding a special stockholders’ meeting and obtaining further stockholder approval before the issuance of common stock could proceed, except as may be required by applicable law or the rules of NYSE MKT or any other stock exchange on which our securities may be listed.

Other than issuances pursuant to equity incentive plans and currently outstanding warrants, as of the date of this Proxy Statement, we have no current plans, arrangements or understandings regarding the issuance of any additional shares of common stock that would be authorized pursuant to this proposal and there are no negotiations pending with respect to the issuance thereof for any purpose. However, we review and evaluate potential capital raising activities, transactions and other corporate opportunities and potential anti-takeover strategies on an ongoing basis to determine if any such actions would be in the best interests of the Company and our stockholders.

Rights of Additional Authorized Shares

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Stockholders do not have preemptive rights with respect to our common stock. Therefore, should the Board determine to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares in order to maintain their proportionate ownership thereof.

Potential Effects of the Amendment

The increase in the number of authorized shares of common stock will not have any immediate effect on the rights of our existing stockholders. The Board will have the authority to issue the additional shares of common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or rules of NYSE MKT or any other stock exchange on which our securities may be listed. The issuance of additional shares of common stock will decrease the relative percentage of equity ownership of our existing stockholders, thereby diluting the voting power of their common stock, and, depending on the price at which the additional shares are issued, may also be dilutive to the earnings per share of our common stock.

The authorization of additional shares of common stock could have an anti-takeover effect, in that the additional shares could be issued to oppose a hostile takeover attempt or delay or prevent changes in control of the Company or could be reserved as part of an anti-takeover strategy or in connection with a stockholder rights plan. For example, without further stockholder approval, the Board could sell shares of our common stock in a private transaction to purchasers who would oppose a takeover attempt or favor our current Board. Although this proposal to increase the number of authorized shares of common stock has not been prompted by any current or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future attempts by the Company to oppose changes in control of the Company and to perpetuate our then-current management, including the opposition of transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices.

Although we have no immediate plans to do so, we could use the additional authorized shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot provide assurances that any such transactions would be consummated on favorable terms or at all, that they would enhance stockholder value or that they would not adversely affect our business or the trading price of our common stock. Any such transactions may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

Effectiveness of the Amendment and Required Vote

If the Amendment is approved by our stockholders, the Amendment will become effective upon its filing with the Delaware Secretary of State, which filing is expected to occur promptly after the Annual Meeting. If the Amendment is not approved by our stockholders, the Certificate will not be amended and the number of authorized shares of common stock will remain unchanged.

Approval of the Amendment will require that the holders of the shares our common stock and our Class C Preferred Stock issued and outstanding and entitled to vote on the matter, voting together as a class, vote to approve the Amendment by a majority vote of all votes entitled to be cast. As a result, abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

The Board of Directors Unanimously Recommends a Vote “FOR” the proposal of the amendment to the certificate of incorporation to increase the number of authorized shares of common stock from 300,000,000 to 600,000,000.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholders’ proposals, including proposals under Rule 14a-8 under the Exchange Act, intended to be presented at the next Annual Meeting of Stockholders to be held in 2014 must be received at our principal executive offices no later than December 5, 2013, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals to be included in our proxy materials. Pursuant to our bylaws, stockholders who wish to submit a proposal for consideration at our 2014 Annual Meeting of Stockholders, including a nomination for director, but who do not wish to submit a proposal for inclusion in our proxy statement, also must deliver a copy of their proposal no earlier than October 6, 2013 and no later than December 5, 2013, unless the date of the 2014 Annual Meeting of Stockholders has been advanced by more than 30 calendar days from the date contemplated herein, in which case the proposal must be received by us no later than the close of business on the 15th business day following the date on which the 2014 Annual Meeting of Stockholders is publicly announced.

A director nomination proposal must include the information set forth in our bylaws and as described under “Director Nominations” above. In the case of other stockholder proposals other than with respect to stockholder proposals relating to director nomination(s), a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (ii) as to the stockholder giving the notice, the same information regarding the proposing stockholder and any Stockholder Associated Persons as set forth under our bylaws and as described under “Director Nominations” above.

Proposals should be delivered to Inovio Pharmaceuticals, Inc., 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422, Attn: Corporate Secretary. To avoid controversy and establish timely receipt, it is suggested that stockholders send their proposals by certified mail, return receipt requested. Otherwise, we may exercise discretionary voting with respect to such stockholder’s proposal pursuant to authority conferred on us by proxies to be solicited by our Board and delivered to us in connection with the meeting. You are also advised to review our bylaws, which may be requested in writing from our Secretary at the address above and which contain additional requirements about advance notice of stockholder proposals.

ANNUAL REPORT

We are mailing our Annual Report for the fiscal year ended December 31, 2012 to stockholders of record as of March 25, 2013. Our Annual Report does not constitute, and should not be considered, a part of this Proxy Statement.

A copy of our Annual Report will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on March 25, 2013. Requests should be directed to Inovio Pharmaceuticals, Inc., 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422; Attention: Investor Relations.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which our Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment. Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

By Order of the Board of Directors

J. Joseph Kim, Ph.D.

Chief Executive Officer

Dated: April 5, 2013

Blue Bell, Pennsylvania

INOVIO PHARMACEUTICALS, INC. 11494 SORRENTO VALLEY RD SUITE A SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M35098-Z55250 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

INOVIO PHARMACEUTICALS, INC.

1. To elect the following directors to serve for a term ending upon the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES:	☐	☐	☐	___________________________________

01) Avtar S. Dhillon, M.D. 02) J. Joseph Kim, Ph.D. 03) Simon X. Benito	04) Morton Collins, Ph.D. 05) Adel A. F. Mahmoud, M.D., Ph.D. 06) Angel Cabrera, Ph.D.

					For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Inovio for the year ending December 31, 2013.					☐	☐	☐
3. To approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 300,000,000 to 600,000,000.					☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
The undersigned also acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2013:

Copies of the proxy statement and our 2012 Annual Report to stockholders are also available online at www.inovio.com.

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M35099-Z55250

INOVIO PHARMACEUTICALS, INC. PROXY ANNUAL MEETING OF STOCKHOLDERS OF INOVIO PHARMACEUTICALS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. J. Joseph Kim, President and Chief Executive Officer and a director of Inovio Pharmaceuticals, Inc., and Dr. Avtar S. Dhillon, Chairman of the Board, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Inovio Pharmaceuticals, Inc. (including shares of Series C Cumulative Convertible Preferred Stock that are convertible into shares of common stock) held of record by the undersigned as of March 25, 2013, at the Annual Meeting of Stockholders to be held on May 17, 2013, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF INOVIO FOR THE YEAR ENDING DECEMBER 31, 2013, FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 300,000,000 TO 600,000,000, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF INOVIO EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” RATIFICATION OF ERNST & YOUNG LLP AS INOVIO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013 AND “FOR” THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 300,000,000 TO 600,000,000. IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)